UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 19, 2007

    First Community Corporation
(Exact Name of Registrant As Specified in Its Charter)

    South Carolina
(State or Other Jurisdiction of Incorporation)

000-28344	57-1010751
(Commission File Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina (Address of Principal Executive Offices)	29072 (Zip Code)

    (803) 951-2265
(Registrant's Telephone Number, Including Area Code)

    Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) – Compensatory Arrangements of Certain Officers.

        On June 19, 2007, the board of directors of First Community Corporation (the “Company”) approved the First Community Corporation 2007 Executive Committee Bonus Plan (the “Plan”). The following is a description of selected key features of the Plan. The Plan provides a potential bonus pool for the Company’s executive officers. The bonus pool is subject to (i) a specified bank regulatory rating being satisfactory or higher and (ii) the Company achieving 2007 core earnings per share growth over 8%. The maximum bonus pool amount is realized if 2007 core earning per share growth is at least 20%. If 2007 core earnings per share growth is between 8% and 20%, then the bonus pool will be prorated, between zero and the maximum bonus pool amount, based on 2007 core earnings per share growth. If the bonus pool is earned then it will be distributed on a pro-rata basis to executive officers, based on their respective base salaries, with an aggregate bonus cap of $425,000 (which amount is equal to 50% of aggregate executive officer salaries).

        The Plan is intended to remain in effect for an indefinite number of subsequent fiscal years (and to be applied to subsequent fiscal years by replacing references to 2007 in the description of the Plan above with references to the applicable fiscal year and with the aggregate bonus cap being based on 50% of the aggregate executive officer salaries for the applicable fiscal year), unless the Plan is hereafter terminated, suspended, amended or otherwise modified by the board of directors, the compensation committee or any other authorized body or person. The Company reserves the right to terminate, suspend, amend or otherwise modify the Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION By: /s/ Joseph G. Sawyer Name: Joseph G. Sawyer Title: Chief Financial Officer

Dated:  June 25, 2007

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